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                                                                     EXHIBIT 5.2


                              U.K. MASTER AGREEMENT

                             DATED NOVEMBER 22, 1999




THIS DEED IS MADE BETWEEN:


VALTECH LIMITED, a company incorporated in England and Wales (registered number 3127414) whose registered office is at 279 Tottenham Court Road, London W1P6AA,

                    hereinafter referred to as "VALTECH U.K." or the "PURCHASER"


                                                                OF THE ONE PART,

AND


OBJECTSHARE, INC., a U.S. corporation with a share capital of 12,470,863 shares, having its registered office at 16811 Hale Avenue, Suite A, Irvine, California 92606, U.S.A., represented by Fran Rice, duly authorized for the purposes hereof by a power of attorney from Mr. Eugene Goda, Chairman of the board of directors dated November 17, 1999 of which a certified copy is set out in SCHEDULE (i), hereinafter referred to as "OBJECTSHARE" or the "SELLER"


                                                              OF THE OTHER PART,

Valtech U.K. and ObjectShare shall hereinafter be referred to jointly as the "PARTIES" and individually a "PARTY",

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WHEREAS
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A. Valtech S.A., a French societe anonyme with a share capital of FRF 4,089,390 having its registered office at Immeuble Lavoisier - Quartier Gambetta, 4 Place des Vosges, La Defense V, 92400 Courbevoie, France, registered at the Commercial and Companies Registry of Nanterre, under the number 389 665 167, represented by its President Mr. Jean-Yves Hardy, is a listed company on the Nouveau Marche. Valtech S.A. carries out a business of project management in the computer field and, in particular, provides training and consulting services. Valtech UK is a wholly-owned subsidiary of Valtech S.A.

B. ObjectShare has two wholly-owned European subsidiaries:

         - ObjectShare (U.K.) Limited, registered in England with registration number 2932770, (hereinafter called the "Company"), having its registered office at Waverley House, Farnham Business Park, Weydon Lane, Farnham, Surrey GU9 8QT, and which has an authorized share capital of Pound Sterling1,000 divided into shares of Pound Sterling1 each and has issued two shares of Pound Sterling1 each which comprise the whole of the issued share capital of the Company (hereinafter called the "Shares"); and,

         - ObjectShare GmbH, a German corporation (hereinafter called the "German Company"), having its registered office at Lochhamer Strasse 11, D 82152 Martinsried, Germany, and which carries out its business in the computer field and in particular consulting and training services related to Smalltalk software. The German Company has a wholly-owned subsidiary in Switzerland, ObjectShare AG (hereafter called the "subsidiary"), a Swiss corporation having its registered office at c/o Froriep Renggli, Bellerivestr. 201, CH 8034 Zurich.

C. ObjectShare is the legal and beneficial owner of, with full right to transfer the legal and beneficial title to all of the Shares and wishes to sell and Valtech U.K. wishes to purchase the whole, but not part only, of the issued share capital of the Company upon the terms and conditions of this Deed.

D. It is agreed between the Parties that the contemplated sale of the Shares is subject to the simultaneous transfer by ObjectShare of the whole of its shares in the German Company to Valtech S.A. for a price of USD 1,040,000 (the "German Price").

E. The Price referred to in Article 2.1 below has been reduced by an aggregate amount of USD 150,000 representing a bonus of a total amount of USD 150,000 (the "Bonus") to be shared between the employees of respectively the Company, the German Company and the Subsidiary that ObjectShare has undertaken to pay and that will be paid after Closing by Valtech U.K. and Valtech S.A.


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I - DEFINITIONS:

For the purposes of this Deed, the following words and phrases shall have the following meanings, respectively:

"ACT" shall mean the Companies Act 1985 (as amended).

"AGREED FORM" shall mean a document signed for identification by or on behalf of a Party.

"AUDITOR" shall mean Ernst & Young

"DEED" shall mean this deed.

"BALANCE SHEET DATE" shall mean March 31, 1999.

"CLOSING" shall mean the completion of the sale and purchase of the Shares in accordance with Article 4.

"CLOSING DATE" shall mean the date of the fulfillment of the last of the conditions precedent referred to in Article 3 below and in any case, no later than November 24, 1999.

"COMPANY" shall mean Objectshare (U.K.) Limited.

"EMPLOYEES" shall mean directors or officers of, whether or not employed by, the Company and the employees of the Company.

"ENCUMBRANCE" shall mean any encumbrance or security interest whatsoever including (without limitation) any charge, mortgage, floating charge, pledge, assignment in security, lien, right of redemption, option, right to acquire, conversion right, third party right, interest and claim, right of set off, right of counterclaim, title retention, conditional sale agreement, trust arrangement and any other preferential right, agreement or arrangement having similar effect.

"ENGLISH PRICE" shall mean the price agreed by and between ObjectShare and Valtech U.K. for the purchase and sale of the Shares which shall be USD 560,000.

"FRF" shall mean French Francs.

"FINANCIAL STATEMENTS" shall mean the balance sheet, profit and loss account, together with annexed documents of the Company prepared as of March 31, 1999, and annexed as SCHEDULE 6.1.4.1.

"GERMAN COMPANY" shall mean ObjectShare GmbH.

"GERMAN CONTRACT" shall mean the agreement between ObjectShare and Valtech S.A. for the acquisition by the latter of the whole of the shares of the German Company.


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"INTERIM FINANCIAL STATEMENTS" shall mean the balance sheet and profit and loss statement of the Company on October 31, 1999, not audited nor certified by the statutory auditor of the Company and annexed hereto as Schedule 6.1.4.1.

"KNOWLEDGE" shall mean knowledge having made due and careful inquiry.

"OBJECTSHARE" shall mean ObjectShare, Inc., a Deleware Corporation

"OBJECTSHARE GROUP COMPANY" or "MEMBER OF OBJECTSHARE'S GROUP" means each of ObjectShare and its parent undertakings and any subsidiary undertakings of any of them, in each case from time to time.

"PENSION SCHEME" shall mean the pension scheme of the Company.

"PRICE" shall mean the collective price of USD 1,600,000 consisting of (i) USD 560,000 related to the Valteck U.K. purchase of all of the capital stock of ObjectShare U.K. (ii) USD 1,040,000 related to the Valteck S.A. purchase of all of the capital stock of ObjectShare Gmbh.

"PURCHASER" shall mean Valtech U.K..

"RIGHTS" shall mean all intellectual property rights (including those described in SCHEDULE 6.1.10) including any and all patents, trade marks, service marks, trade names (including internet domain names and e-mail addresses), design rights, copyright and the right for a maker of a database to prevent extraction and/or re-utilisation of all or a substantial part of the database (as described in Directive 96/9/EC on the legal protection of databases) and rights in confidential information and know-how, in each case whether registered or unregistered and including applications for the grant of intellectual property rights and all rights or forms of protection of intellectual property rights, together with rights in relation to any of the above under licence, consent or otherwise, in each case above anywhere in the world.

"SHARES" shall mean the two ordinary shares of Pound Sterling1 each in the capital of the Company comprising the whole of the issued share capital of the Company.

"SERVICE AGREEMENT" shall mean the service agreement in the agreed form.

"SIGNATURE DATE" shall mean the date upon which the Parties hereto enter into this Deed.

"SUBSIDIARY" shall mean ObjectShare GmbH's wholly-owned Swiss subsidiary, i.e. ObjectShare AG.

"TERRITORY" shall mean the United Kingdom of Great Britain, Germany and Switzerland.

"TAXES ACT " shall mean "Income and Corporation Taxes Act 1988".

"USD" shall mean United States Dollars.

"VALTECH U.K." shall mean Valtech Limited.


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"YEAR 2000 COMPLIANT" shall mean that neither performance nor functionality is affected by dates, prior to, during and after the year 2000, for the purposes of
Article 6.1.19.

"POUND STERLING" shall mean Pound Sterling.

II - INTERPRETATION PROVISIONS

In this Deed unless the context otherwise requires,

II.1 references to any statute or statutory provision include a reference to:

         (a) subordinate legislation made from time to time pursuant to that statute or statutory provision (whether before the date of this Deed); and

         (b) that statute or statutory provision as amended, modified, replaced, consolidated and/or re-enacted from time to time (whether before the date of this Deed);

II.2 words denoting one gender include all other genders and words denoting the singular include the plural and visa versa;

II.3 references to a person include individuals, bodies corporate, unincorporated associations, partnerships, joint ventures and government departments or agencies, and references to any of the same include the others;

II.4 the words "the company", "body corporate", "subsidiary", "holding company", "subsidiary undertaking", "parent undertaking", "group undertaking", and "group" have the meanings set out in section 735, 740, 736 and 736A, 258, 259 and 262 (as appropriate) of the Act;

II.5 references to a company include any company or other body corporate, wherever incorporated or established;

II.6 references to the Purchaser includes successors and assignees or transferees; and

II.7 a person is deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act;

II.8 the words "include", "includes" and "including" are to be construed as if they were immediately followed by the words "without limitation".

III - References to clauses or schedules are to clauses of, or schedules to, this Deed.

IV - The schedules form an integral part of this Deed and references to this Deed include the schedules to this Deed.

V   - The headings to the clauses are for convenience only and do not affect the construction or interpretation of this Deed.

VI - All warranties, representations, undertakings, indemnities, covenants, agreements and obligations given or made by two or more persons in, and/or pursuant to, this Deed shall,


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except where the contrary is expressly stated, be deemed to be given or made by such persons jointly and severally.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. SALE AND PURCHASE

1.1 ObjectShare shall sell with full title guarantee and Valtech UK or a nominee shall purchase and take delivery of the whole of the Shares free from all Encumbrances (whether known about or not) in accordance with the terms and conditions of this Deed together with all rights now or hereafter attaching thereto.

1.2. The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all Shares is completed contemporaneously.

1.3 ObjectShare hereby irrevocably waives and undertakes to procure the waiver of all rights of pre-emption and all other restrictions whatsoever on transfer over and in respect of the Shares of any of them to which it or any other person may be entitled under the articles of association of the Company or otherwise.

2. PRICE

2.1 The sale of the Shares is agreed to and accepted for an aggregate purchase price of USD 560,000 (the "English Price" and together with the German Price, the "Price").

2.2 The English Price shall be paid at the Closing Date by Valtech U.K. by bank wire transfer to an account specified by ObjectShare which shall provide good and valid receipt therefor to Valtech U.K..

3. CONDITIONS PRECEDENT

3.1      SALE OF THE SHARES

         The obligations of the Parties hereunder are subject to the fulfillment of the following conditions precedent:

         3.1.1 Receipt by ObjectShare of a fairness opinion from Duff & Phelps, LLC;

         3.1.2    N/A

         3.1.3    N/A

         3.1.4 The continuing accuracy, as at the Closing Date, of the Warranties contained in Article 6 hereof;

         3.1.5 Delivery of an executed Agreement Re: Cancellation of Intercompany Debt (the "Intercompany Debt Agreement") to be effective on the Closing Date which provides that ObjectShare shall unconditionally and irrevocably agree that upon the consummation of this transaction that the Company be released and discharged from each and every liability, obligation and undertaking of any nature whatsover (whether actual or contingent) which the Company owes to ObjectShare on the Closing Date.


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3.2      N/A

3.3 The above conditions are for the benefit solely of Valtech U.K. who may waive all or any of them in whole or in part.

3.4 ObjectShare shall use all reasonable endeavors within its powers to ensure that the above conditions are fulfilled at the time specified in
         Article 3.1.

3.5 Subject to any waiver by Valtech U.K. pursuant to Article 3.3 above, if the above conditions are not fulfilled by November 24, 1999 at the latest, the Deed shall, unless the deadline is extended by mutual agreement in writing between the Parties, be considered to be null and void or terminated save in respect of any claim Valtech U.K. may have in respect of any pre-existing breach.

4. CLOSING

4.1 Closing shall take place simultaneously at the offices of S.G. Archibald, 136 avenue Charles de Gaulle, 92207 Neuilly-sur-Seine Cedex, France, London and at Munich on the Closing Date, provided that on such date the conditions precedent mentioned in Article 3 above have been fulfilled.

         Closing will take place once all documents, certificates, money relating to the sale of the whole of the shares of the German Company to Valtech S.A. have been delivered to appropriate parties and confirmation of such deliveries have been made to Seller's and Purchaser's counsels.

4.2 On the Signature Date, ObjectShare shall procure that a board meeting of the Company is held at which the directors:

         4.2.1 approve for registration the transfer of the Shares to Valtech UK or its nominee(s) and the entry of the transferee in the register of members of the Company (subject only to the transfers being subsequently presented and duly stamped);

         4.2.2    change the Company's registered office as Valtech UK directs;

         4.2.3 revoke all existing mandates for the operation of the bank accounts of the Company and issue new mandates giving authority to those persons nominated by Valtech UK;

         4.2.4 change the Company's accounting reference date as Valtech UK directs;

         4.2.5 appoint the persons nominated by Valtech UK as directors and the secretary of the Company with effect from the end of the meeting;


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         4.2.6    accept the resignation of the Auditors of the Company and
                  appoint new auditors as Valtech UK directs.

         4.2.7    approve and execute on behalf of the Company the Service
                  Agreement.

4.3 On the Signature Date, ObjectShare shall deliver to Valtech U.K.:

         4.3.1 a duly executed stock transfer form accompanied by the indemnity for missing share certificates in respect of the Shares in favor of Valtech U.K. or its nominees as it may direct;

         4.3.2 a certified copy of the minutes of the board of directors of the Company in the agreed form approving the matters set out in clause 4.2 above;

         4.3.3    N/A;

         4.3.4 a power of attorney in the agreed form executed by ObjectShare in favor of Valtech UK to exercise ObjectShare's rights in respect of the Shares and pending the entry of the names of the Transferee in the register of members of the Company;

         4.3.5 all bank mandates given by the Company and all current cheque books of the Company;

         4.3.6    N/A;

         4.3.7    the documents stated in this Deed to be in agreed form;

         4.3.8 evidence in a form reasonably satisfactory to Valtech UK that persons executing this Deed by or on behalf of ObjectShare are duly authorized to so execute;

         4.3.9 the statutory books of the Company written up to date immediately prior to closing;

         4.3.10 the resignations in the agreed form of each director of the Company and the Company Secretary each in the agreed form;

         4.3.11 the resignation in the agreed form of the Auditors of the Company containing a statement under section 394 of the Act together with evidence of the fact that such statement has been deposited at the Company's registered office;

         4.3.12 a certificate signed by ObjectShare confirming, in accordance with Article 3.1.4 hereof, that the Warranties contained in
                  Article 6 hereof remain true and accurate in all material respects as of the Closing Date;

         4.3.13 receipt by ObjectShare of a fairness opinion from Duff & Phelps, LLC;

         4.3.14   the specific certificate provided for under Article 9.3 below;


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         4.3.15   receipt by ObjectShare of authorization from StarBase
                  Corporation relating to the sale of the Shares;

         4.3.16 authorization from Silicon Valley Bank relating to the sale of the Shares and release of liens;

         4.3.17   the executed German Contract;

         4.3.18   the executed Intercompany Debt Agreement referred to in
                  Article 3.1.5 above.

4.4 At the Closing Date, Valtech U.K. shall deliver to ObjectShare certified copy of the minutes of the board of directors of Valtech S.A./Valtech U.K approving the purchase of the Shares.

4.5 At the Closing Date, Valtech U.K shall pay to ObjectShare by bank wire transfer to Silicon the Price and ObjectShare shall give to Valtech U.K. a receipt therefor.

5. OBJECTSHARE'S OBLIGATIONS PENDING CLOSING

5.1 As from the Signature Date and up to and including the Closing Date, ObjectShare shall procure that:

         5.1.1 the business of the Company shall be carried on in the ordinary course and in a prudent and appropriate manner and that any material adverse change in any of such business shall be forthwith notified to Valtech U.K. in writing;

         5.1.2 the Company shall comply with all relevant laws and regulations and, in particular, but without prejudice to the generality of the foregoing, with all applicable United Kingdom employment law regulations in relation to the subject matter of this Deed;

         5.1.3 save with the prior written consent of Valtech U.K., the Company shall not modify its articles of association, undertake any merger, spin-off or other form of reorganization or propose, declare or pay any dividend or grant any mortgage, pledge or security, or take any other measure which may encumber or otherwise affect the free disposition of its shares and assets;

         5.1.4 save with the prior written consent of Valtech U.K., there shall be no increase or undertakings to increase the salary payable or other benefits due to any employees of the Company (such as premiums, profit sharing, pension or retirement rights or other similar benefits) nor shall the Company hire or dismiss any corporate officers or executive employees;

         5.1.5    N/A


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       5.1.6    save with the prior agreement of Valtech U.K., the Company shall not enter into any contracts which are subject to unusual or unduly onerous terms, or which are outside the normal course of business of the Company;

       5.1.7 the Company shall not undertake any capital or non-routine expenditure save where such expenditure is essential to preserve the value of an asset of the Company;

       5.1.8 the Company shall neither grant nor receive any loan from a third party for an aggregate sum in excess of Pound Sterling 10,000.

6. REPRESENTATIONS AND WARRANTIES

6.1. OBJECTSHARE REPRESENTATIONS AND WARRANTIES. ObjectShare represents and warrants with Valtech U.K. (herein called the "Warranties" and with the intent that "breach of warranty" and similar expressions include the making of any misrepresentation) set forth below:

         6.1.1    CORPORATE EXISTENCE AND CAPITALIZATION OF THE COMPANY

                  6.1.1.1 there has been due compliance with the provisions of the Companies Act 1985 and all other legal requirements in connection with the formation of the Company and with the allotment and issue of shares, debentures and other securities and the payment of distributions and no notice or allegation has been received that any of the forgoing is incorrect or should be rectified.

                  6.1.1.2 a certified true and up-to-date copy of the memorandum and articles of association of the Company is attached as SCHEDULE 6.1.1.2 ; the minutes and other corporate records of the Company are accurate and up-to-date; the Company's filings with Companies House are complete and up-to-date in all respects; the extract from Companies House dated 3 November 1999 regarding the Company attached hereto as
                           SCHEDULE 6.1.1.2 is true and accurate.

                  6.1.1.3  Insolvency

                           The Company is not in a state of insolvency or in suspension of payments and is not and has never been subject to a judicial reorganization or judicial liquidation proceedings or any other conciliation or collective bankruptcy proceedings;

                           In relation to the Company:

                           (i) no resolution has been proposed or passed (and no meeting has been convened and no written resolution has been circulated with a view to passing any resolution) for winding up or administration or for the presentation of a petition for winding


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                                    up or an administration order or for a
                                    compromise or composition or arrangement with creditors of any class of them;

                           (ii) no petition has been presented nor has an order been made for winding up or an administration order or interim order nor has any application been made or order made for the appointment of a provisional liquidator or a judicial factor;

                           (iii) no application or order has been made for the appointment of a receiver or an administrative receiver or a manager or a trustee or other similar officer;

                           (iv) no receiver administrative receiver or manager has been appointed over an ObjectShare Group Company or any of its property or assets or income or undertaking and no request for any such appointment has been made.

                  6.1.1.4 except for possible minor infringements with no implications for the continuation and/or profitability of its business, the Company (i) has the corporate power and authority and holds all governmental and other authorizations and permits to own all of its properties and other assets and to carry on its business as it is currently being conducted, and (ii) is and has been in compliance with all laws and regulations to which it is subject. The Company is not in default with respect to any judgement or order of any court, arbitral tribunal or government department or agency;

                  6.1.1.5 the Company is, and has not over the last five years been, directly or indirectly a member of any partnership, joint venture, economic interest group or any other organization or structure having unlimited liability;

                  6.1.1.6 the Company has not since 1994 (i) held any shares or other securities in any corporation or any interest of any kind in any person or (ii) exercised any mandate as board member or manager of any corporation or (iii) acted as de facto manager of any corporation.

         6.1.2    THE SHARES

                  6.1.2.1 the Shares represent the whole of the share capital of the Company, are validly issued, fully paid, and are freely transferable;

                  6.1.2.2 there exists no agreement or undertaking pursuant to which any person is or could become entitled to request the issue of new shares by the Company. The Company has not issued any securities which could give rise to a capital increase or the issue of securities granting the right to any amount which the Company may distribute or voting rights or which could result in any limitation of the rights attached to the Shares;

                  6.1.2.3 ObjectShare has full and valid title to the Shares set out against its name in SCHEDULE 6.1.2.3, or as otherwise specified in SCHEDULE 6.1.2.3


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                           hereto, free from any lien charge or Encumbrance or
                           any other third party rights and at the Closing Date such title shall be validly transferred to Valtech U.K. or to such person or persons as Valtech U.K may specify. All the authorizations which must be obtained prior to the transfer of the Shares, in application of the Company's memorandum or articles of association and the law, have been or will, at the Closing Date, have been obtained.

                  6.1.2.4 The Company has never reduced its share capital or redeemed, repaid or repurchased any of its share capital or agreed to do so.

                  6.1.2.5 The Company has no outstanding loan capital and there is no agreement, arrangement or option under which any person may now or at any other time call for the creation, allotment, issue, sale or transfer of any loan or share capital of the Company or require any loan or share capital of the Company to be put under option.

         6.1.3    EFFECTS OF THE TRANSFER OF THE SHARES

                  6.1.3.1 the transfer of the Shares to or in accordance with the instructions of Valtech U.K. will not result in:

                           (i) a breach or termination of, or constitute a default under, or require the consent of a person under, any agreement or arrangement to which ObjectShare or the Company is bound, except as disclosed in SCHEDULE 6.1.3.1(i);

                           (ii) any party to an agreement or arrangement with the Company being relieved of any of its obligations or entitled to terminate any such agreement or arrangement; or

                           (iii) so far as ObjectShare is aware, any customer or supplier ceasing to deal, or substantially reducing the level of his dealings, with the Company or terminating or reducing any present or future benefit or privilege enjoyed by the Company;

                           (iv) a breach of the terms of any license, judgment, order or declaration of, or undertaking to, any court or governmental agency or regulatory body by which ObjectShare or the Company is bound;

                           (v) any licence being revoked, cancelled, suspended, varied or not renewed or the Company losing the benefit of any asset, grant, subsidy, right or benefit which it enjoys as at the date of this Deed; or

                           (vi) the creation or imposition of an Encumbrance on, over or relating to any of the Shares or any of the assets or undertakings of the Company.


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       6.1.4    FINANCIAL STATEMENTS OF THE COMPANY - FINANCIAL MATTERS

                  6.1.4.1 copies of the Financial Statements and Interim Financial Statements are annexed as SCHEDULE 6.1.4.1;

                  6.1.4.2 the Financial Statements have been prepared on the same basis as audited individual accounts (within the meaning of section 226 of the Act) would be prepared, that is on a proper and consistent basis in accordance with all applicable laws and accounting standards, principles, practices, policies and conventions generally accepted in the United Kingdom, including all exposure drafts, technical releases, urgent issues task force abstracts, audit guidelines and international accounting standards (whether mandatory or not);

                  6.1.4.3 the Financial Statements were prepared in the same form as required by law (within the meaning of section 226 of the Act) and show a true and fair view of, and accurately reflect the assets and liabilities of the Company at, and its profit and losses for the financial period ended on, the Balance Sheet Date;

                  6.1.4.4 the Interim Financial Statements have been prepared in all material respects on a basis consistent with the Financial Statements and show a true and fair view of, and accurately reflect the assets and liabilities of the Company and its profit and losses for the financial period ended on October 31, 1999, except that the Interim Financial Statements (i) may not have the notes thereto, and (ii) may be subject to normal audit and annual adjustments which will not be materially adverse in the aggregate;

                  6.1.4.5 at the Balance Sheet Date the Company had no liabilities or obligations (due, payable, certain, contingent, conditional or otherwise and including, without limitation, any obligation resulting from a factoring or leasing agreement or from current, pending or threatened litigation) other than those set out, and for which adequate provision has been made, in the Financial Statements;

                  6.1.4.6 the depreciation appearing in the Financial Statements has been determined in accordance with applicable laws and such accounting standards etc. as set out in Article 6.1.4.2;

                  6.1.4.7 all the accounts, books and records of the Company have been fully, properly and accurately kept and completed and record all material transactions to which the Company has been a Party. They give a true, complete and fair view of the financial, contractual and business position of the Company, fixed and current assets and liabilities (actual and contingent), debtors, creditors and inventories and work in progress of the Company; such documents are in the possession or control of the Company;

                  6.1.4.8 the Financial Statements have been prepared on consistent basis on the same basis as applied in individual accounts within the meaning of section 226 of the Act for the financial year of the Company ended 31 March 1996, 1997 and 1998;

                  6.1.4.9 the Company is not, and has not during the 5 year period ended on the Balance Sheet Date been a party to any agreement, arrangement or transaction pursuant to which the Company is or was entitled to receive a financial advantage, or is or was obliged to incur or bear any costs, liabilities, risks or other expenditure of any nature which is not fully reflected in the Financial Statements or has not been fully reflected in the Company's accounts for any relevant period.

                  6.1.4.10 Bank Certificate

                           A statement certified by the Company bankers of the credit or debit balances of the Company's bank and deposit account as at a date not more than 2 business days before the date of this Deed has been supplied to the Purchaser and the Company has no other bank or deposit accounts not included in such statement. Since the date of such statement no payment out of any account has been made except for routine payments in the ordinary and usual course of business, and the balances are not substantially different from those shown in the statement.

                  6.1.4.11 Indebtedness

                           Except as disclosed in the Financial Statements or the Interim Financial Statements the Company does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowings including (without limitation) a bank overdraft and an acceptance credit.

                  6.1.4.12 Repayment of borrowings

                           All of the Company's borrowings may be repaid (without any premium or penalty) by the Company at any time on no more than 30 days notice.

                  6.1.4.13 Working Capital

                           The Company's bank and other financial facilities currently provide the Company with sufficient working capital for the purposes of carrying on its business in its present form and at its present level of turnover.

                  6.1.4.14 Encumbrances

                           The Company has not created, or agreed to create any encumbrance over all or any part of its property, assets, undertaking, goodwill, reserves or share capital nor has any person made any claim to be entitled to any such Encumbrances.

                  6.1.4.15 Creditors

                           The Company has at all times paid its creditors within the times agreed with such creditors and there are no debts exceeding Pound Sterling10,000 in aggregate owing by the Company which are overdue for payment by more than 4 weeks or on which the Company may be liable to pay interest.

                  6.1.4.16 Accounting Reference Date and Other Matters

                           The Financial Statements include (i) all debts, prepayments and other current assets at the lower of cost and net realizable value after making full and proper provision for all bad debts and doubtful debts and all other amounts considered to be irrecoverable; and (ii) all liabilities and commitments of the Company (whether actual or contingent or deferred and whether or not disputed) for which the Company is or may become liable to and including the Balance Sheet Date and the Financial Statements make full and proper provision for the same as required to be included in accordance with all applicable laws and accounting standards, principles, practices, policies and conventions generally accepted in the United Kingdom. The accounting reference date of the Company has not been changed from the same month and day as on the Balance Sheet Date.

         6.1.5    RECEIVABLES

                  6.1.5.1 the trade and other receivables of the Company as shown in the Financial Statements and any receivables which have arisen since the Balance Sheet Date are valid and have been recovered, or are recoverable in full, within the relevant legal or contractual time-limits (subject, in the case of receivables shown in the Financial Statements or the Interim Financial Statements, to any provision for bad and/or doubtful debts appearing therein), except as provided under SCHEDULE 6.1.5.1. Any receivables which have arisen since the date of the Interim Financial Statements will be recoverable in a manner which is consistent with the Company's past practices.

                  6.1.5.2 none of the debts which are shown in the Financial Statements, or which have arisen since the Balance Sheet Date, have been outstanding for more than 60 days from the Company's due date for payment or have been released such that the debtor has paid, or will pay, less than the full amount of his debt, and all debts have realized, or will in the normal course of collection, realize their full value as set out in the Financial Statements or in the books of the Company (subject to any provision made in the Financial Statements or the Interim Financial Statements for bad and doubtful debts) within 120 days of their due date for payment.

         6.1.6    STOCK

                  6.1.6.1  There is no stock in trade.

         6.1.7    TAXATION

                  6.1.7.1 The Company has at all times duly made or given, within the requisite periods, all relevant returns, computations, payments, notices and information which are or have been required to be made or given for any tax purpose and submitted all claims elections, surrenders and disclaimers assumed to have been made for the purposes of the Financial Statements to the relevant taxation authority.

                  6.1.7.2 All such returns, computations, payments, notices and information have been made or given on a proper basis, are up-to-date and complete and accurate in all material respects and none of them is, or is likely to be, the subject of any dispute with any taxation authority, so far as the Company is aware.

                  6.1.7.3 The Company is in possession and control of all records and documentation that it is obliged to hold, preserve and retain for any tax purposes and of sufficient information to enable it to compute its liability to tax in so far as it relates to any event occurring on or before Closing.

                  6.1.7.4 Except as disclosed at SCHEDULE 6.1.7.4, the Financial Statements make provision or reserve for all tax (excluding deferred tax) which is liable to be assessed on the Company or for which it may be accountable in respect of all periods up to and including the Balance Sheet Date.

                  6.1.7.5 The Company does not account for nor has elected to account for tax in respect of any other company pursuant to section 36 of the Finance Act 1998 or any other related provisions and no other company has elected to account for tax on behalf of the Company.

                  6.1.7.6 Except as disclosed on SCHEDULE 6.1.7.6, there are set out in Schedule details of all matters relating to tax in respect of which the Company (either alone or jointly with any other person) has, or at the Closing Date will have, an outstanding entitlement to make any claim for or disclaimer of: any allowance or relief; any election; any appeal or further appeal against an assessment to tax; the postponement of tax.

                  6.1.7.7 Except as set forth on SCHEDULE 6.1.7.7, since the Balance Sheet Date:

                           (a) the Company has not been involved in any transaction which has given or may give rise to a tax liability on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than a tax liability of the Company arising from transactions entered into in the ordinary course of business;

                           (b) no payment has been made or liability accrued by the Company which is or will not be deductible in computing the taxable profits of the Company.

                  6.1.7.8 No dividend has been declared or paid and no distribution (as set out in sections 20, 209 to 211 (inclusive) and 254 Taxes Act) has been made by the Company except as disclosed in the Financial Statements of the Company.

                  6.1.7.9 No liability to tax would arise on the disposal by the Company of any asset acquired since the Financial Statements Date for a consideration equal to the consideration actually given for such acquisition.

                  6.1.7.10 Set out in the SCHEDULE 6.1.7.10, are details of all expenditures of a capital nature which has not and will not qualify for capital allowances incurred by the Company since the Balance Sheet Date.

                  6.1.7.11 The Company has not incurred expenditure to which the provisions of Chapter IVA of Part II of the Capital Allowances Act 1990 could apply.

                  6.1.7.12 The Company is not and has never been a close company for the purposes of section 414 Taxes Act.

                  6.1.7.13 Details of all assets currently owned by the Company in respect of which a charge may arise at the Closing Date or on the Company ceasing to be a member of the same group of companies as any other company in the six years following Closing (in either case under section 179 TCGA) are set out in SCHEDULE 6.1.7.13.

                  6.1.7.14 Full details of all payments which remain due to or from the Company in respect of any claims for group relief, surrenders of advance corporation tax or surrenders of repayments of tax are set out in
                           SCHEDULE 6.1.7.14.

                  6.1.7.15 The Company is, and always has been, resident only in the United Kingdom for tax purposes and is not liable to tax in any jurisdiction other than in the United Kingdom.

                  6.1.7.16 The Company has not been a party to or otherwise
                           involved in any transaction, scheme or arrangement to which it could be liable under Part XVII Taxes Act or the sole or main purpose or one of the main purposes was avoiding or deferring a tax liability or in respect of which the Company could be liable to tax or increased tax as a result of the Furniss-v-Dawson line of cases.

                  6.1.7.17 The Company has duly made all such deductions as are required by law from all payments made or deemed to be made or treated as made by it or on its behalf and has duly accounted to the relevant taxation authority for all tax deducted by it and proper records have been maintained in respect of such matters.

                  6.1.7.18 The Company has complied with all legislation and regulations relating to PAYE, national insurance contributions and the taxation of employee benefits including (without limitation) in respect of notional payments.

                  6.1.7.19 The Company is a registered and taxable person for the purposes of value added tax ("VAT"), is not registered, or required to register, in any other jurisdiction in respect of VAT (or any foreign equivalent) and has fully complied with all provisions, regulations, notices, orders and directions (including, for the avoidance of doubt, the terms of any agreement reached with the Commissioners of Customs and Excise) relating to VAT and has made and obtained complete, correct and up to date records, invoices and other documents as required for all VAT purposes.

                  6.1.7.20 SCHEDULE 6.1.7.20 contains particulars of all
                           elections to waive exemption from VAT made by the Company, any relevant associate of the Company (within the meaning of paragraph 3(7) Schedule 10 of the Value Added Tax Act 1994 ("VATA")) under paragraph 2 Schedule 10 VATA and of all notices of such elections received by the Company and from the holder of any interest immediately superior to that held by the Company.

                  6.1.7.21 The Company does not own any assets to which Part XV of the Value Added Tax Regulations 1995 applies.

                  6.1.7.22 The Company has not acquired any business as a going concern within Article 5 of the Value Added Tax (Special Provisions) Order 1995.

                  6.1.7.23 All documents in the possession or control of the
                           Company or in respect of which the Company has any interest in enforcing have been duly and properly stamped and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

         6.1.8    OWNERSHIP OF ASSETS

                  6.1.8.1 except as disclosed in SCHEDULE 6.1.8.1, the Company has and is able to prove sole, full and unencumbered legal title to and beneficial ownership of all its assets free from any Encumbrance. All tangible assets (both real estate and otherwise) are properly constructed and in good condition, subject only to normal wear and tear, and have been consistently and properly maintained. None of such tangible assets is out of order or has any apparent defect which prevents or could prevent its use in the future in accordance with the purpose for which it was intended;

                  6.1.8.2 the carrying on of business and the use by the Company of its assets is in accordance with all material applicable legal or regulatory requirements, particularly with regard to health and safety;

                  6.1.8.3 All assets owned by the Company or used in its business are in the United Kingdom and in the possession of or under the exclusive control of the Company and, where subject to a requirement for a licence, are duly licensed or registered in the sole name of the Company.

                  6.1.8.4 The Company is not trustee or constructive trustee of any property or right it holds.

                  6.1.8.5 The assets owned or leased by the Company comprise all the assets necessary for the continuation of the business of the Company as carried on from the Closing Date.

         6.1.9    LEASES

                  6.1.9.1 set out in SCHEDULE 6.1.9 are details of all lease agreements to which the Company is a party whether as lessor or lessee;

                  6.1.9.2 each of the leases of real or personal property to which the Company is a party, either as lessor or lessee, is valid and enforceable in accordance with its terms. Save as mentioned in Schedule 6.1.9 none of such leases contains any unusual provisions;

                  6.1.9.3 no written notice to terminate has been given to the Company in respect of any of the leases referred to in SCHEDULE 6.1.9 and the Company has not been responsible for any act or omission which could justify the lessor in terminating any such lease; all rents and other charges due have either been paid or reserved for and there are no proposals to increase any of the same beyond those which were paid in the financial year of the Company ended on the Balance Sheet Date;

                  6.1.9.4 ObjectShare declares that the lease dated July 1, 1994 entered into between the Company and the Miller Group, Ltd. expired on July 31, 1999 and that a new lease is being negotiated for a duration up until May 31, 2000 and which could be terminated with one months prior notice; if required the Company has validly notified the contracting parties to the leases listed in SCHEDULE 6.1.9, of the change of control deriving from the sale of the Shares and that these contracting parties gave their consent if required to the change of control in the Company in favor of Valtech U.K.

         6.1.10   INTELLECTUAL PROPERTY

                  6.1.10.1 SCHEDULE 6.1.10.1 contains a list of Rights used by the Company in its business. The Rights used by the Company in its business are owned by the Company free from any charge or encumbrance save as specified in the said SCHEDULE 6.1.10.1 or are used pursuant to valid license from third parties details of all of which are given in the said SCHEDULE 6.1.10.1;

                           Each of the Rights used in the business of the Company is valid, subsisting and enforceable and nothing has been done or omitted which may provide grounds for a claim that it may cease to subsist or be valid and enforceable. Where any of the Rights is owned by or exclusively licensed to the Company, it is used exclusively by the Company. Each of the Rights used in the business of the Company is not, and will not be, the subject of a claim, challenge or opposition from any person including an Employee as to title, ownership, validity, enforceability, compensation or otherwise, and the Company is not obliged to grant any rights to any person in relation to any Rights it owns. To ObjectShare's knowledge, none of the confidential information or know how of the Company has been disclosed to or used without authorization by a third party and the Company and any person for whose acts it may be vicariously liable has not breached any obligation with respect to the protection of confidential information or know how.

                  6.1.10.2 the Company has not infringed, and does not infringe,
                           Rights belonging to third parties;

                  6.1.10.3 none of the directors or employees of the Company owns, directly or indirectly, in whole or in part, any patent, trademark or other intellectual or industrial property right to which the Company has license or which are necessary or desirable for its commercial activities as presently carried on;

                  6.1.10.4 ObjectShare shall, for transitional purposes, permit the Company to use its current corporate name, without paying any royalty to a third party, for a period of not greater than 12 months following the Closing Date. Subsequent to the 12 month period, Purchaser and the Company shall not be permitted to use any name or names identical or similar to, or including the words "Object" or "Share" or any distinctive mark, style or logo used by ObjectShare or the Company in connection with any activity whatsoever.

         6.1.11   CONTRACTS

                  6.1.11.1 set forth in SCHEDULE 6.1.11.1 hereto is a list of all the contracts, commitments, agreements and guarantees or other undertakings or arrangements to which the Company is a party which (i) account for more than 10 per cent of the turnover of the Company for the financial period ended on the Balance Sheet Date; or (ii) are for a period of more than 12 months; or (iii) provide for capital expenditure or the disposal of capital assets for an aggregate amount in excess of Pound Sterling10,000; or (iv) contain any exclusivity commitment by, or for the benefit of, the Company; or (v) contain any commitment by any party not to compete with any other; or (vi) are otherwise material to the assets, liabilities, profits, losses and state of affairs of the Company and the management, development and marketing of the Company (hereinafter called "Material Contracts" in each case whether written or verbal);

                  6.1.11.2 the Company (i) has not entered into any Material
                           Contract which gives rise to duties or liabilities which are unusual in relation to the normal rules of proper management of a commercial enterprise, and
                           (ii) is not in material breach of any of its obligations under any Material Contract;

                  6.1.11.3 all Material Contracts, agreements or arrangements, whether written or verbal, to which the Company is a party represent valid enforceable obligations. None has been entered into in violation of applicable laws or regulations and the Company and the other contracting parties have respected their obligations thereunder. No such contract, agreement or arrangement was entered into outside the normal course of business or is illegal or liable to be declared null and void;

                  6.1.11.4 except as disclosed at SCHEDULE 6.1.11.4, the
                           transfer of the Shares on the Closing Date will not result in the accelerated maturity of any loan or guarantee agreement or any other payment to be made to any third party under any other contract or arrangement to which the Company is a party;

                  6.1.11.5 except as disclosed at SCHEDULE 6.1.11.5, the
                           execution and performance of this Deed (i) do not and will not result in the termination of any Material Contract or any other instrument or arrangement to which the Company is a party or by which any of them may be bound or affected, (ii) do not and will not conflict with or result in any violation or breach by the Company under any Material Contract or other instrument or arrangement, and (iii) will not grant to any other contracting party the right to terminate or modify any such Material Contract or other instrument or arrangement;

                  6.1.11.6 to the knowledge of Eugene Goda or Michael
                           Meier-Schulz, neither ObjectShare nor the Company has received any written notice whatsoever pursuant to which any of the 20 largest customers or suppliers of the Company listed on SCHEDULE 6.1.11.6 has disclosed its intention to cease or substantially reduce its commercial relationship with the Company for any reason whatsoever including, without limitation, as a result of the transfer of the Shares to Valtech U.K.;

                  6.1.11.7 the Company is not bound by any contract, commitment or other arrangement directly or indirectly with ObjectShare's corporate officers or any of their spouses, parents or children or any legal entity controlled by any of them;

                 6.1.11.8  Contracts

                           (i) Except as listed on SCHEDULE 6.1.11.8, the Company has not entered into any contract which constitutes or might constitute a transaction at an undervalue or preference, which involves obligations or liabilities which by reason of their nature or magnitude ought reasonably to be disclosed to the Purchaser or is not terminable by the Company on 60 days' notice or less without payment of compensation or which is unlikely to be fully performed within 3 months from the date of this Deed or involves a capital commitment or annual expenditure in excess of Pound Sterling10,000; or

                           (ii) In any way restricts the freedom of the Company to carry on business in any part of the world in such a manner as it thinks fit.

                 6.1.11.9 Except as provided at SCHEDULE 6.1.11.9, all of the Material Contracts of the Company except those between the Company and the employees are freely assignable by the Company without the consent of any third party.

                 6.1.11.10 Customers and Suppliers

                           During the 24 month period ending on the date of this Deed there has been no material change in the basis or terms on which any person is prepared to do business with the Company (other than normal price and quoted changes) and no such change is likely.

                           Since the date of the Interim Financial Statements, no substantial customer or supplier of the Company has ceased or indicated an intention to cease trading with or supplying the Company or has reduced, or indicated an intention to reduce, substantially its level of trade with or supplies to the Company and no such changes are likely.

                           The Company has not entered into any agreement or arrangement with a customer or supplier on terms materially different from its present standard terms and conditions of business, a copy of which has been supplied to the Purchaser.

                           Copies of all past standard terms and conditions of business under which the Company may have any liability (contingent or otherwise) have been supplied to the Purchaser.

                 6.1.11.11 Breach of Contract

                           Neither the Company, nor to ObjectShare's knowledge, any party with whom the Company has entered into a material agreement or arrangement has defaulted under the agreement or arrangement and there are no matters or circumstances which might give rise to a breach of such agreement or arrangement by or against the Company.

                           To the best of the knowledge, information and belief of ObjectShare and the Company, there are no grounds for any material agreement or arrangement to which it is a party to be terminated, rescinded, voided or repudiated and no party, to ObjectShare's knowledge, with whom the Company has entered into a material agreement or arrangement has given notice of its intention to terminate or has sought to repudiate or disclaim, such agreement or arrangement.

                 6.1.11.12 Connected Persons

                           Except as provided at SCHEDULE 6.1.11.12 and to the knowledge of ObjectShare, there is not and has not been since the incorporation of the Company until the date of this Deed, any material agreement or arrangement (whether legally enforceable or not) to which the Company is or was a party: and

                           (i) in which ObjectShare or any member of ObjectShare's Group or any director (present or former) of ObjectShare's Group or any person connected with any of them is or was directly or indirectly interested; or

                           (ii) which is or was not of an entirely arms' length nature; or

                           (iii) which involved the acquisition of any asset or the benefit of any right for a consideration otherwise than for full market value at the date of such acquisition.

                           Except as provided at SCHEDULE 6.1.11.12, there are no debts outstanding or contingent liabilities or any other unfulfilled obligations (present or future, actual or contingent) owing by or to the Company to or by ObjectShare or any other member of ObjectShare's Group or any shareholder or director (present or former) of the Company or any connected person of any of them.

                 6.1.11.13 Licences

                           Except as disclosed at SCHEDULE 6.1.11.13, the Company has all licences required for or in connection with carrying on its business in the place and in the manner in which such business is now carried on by the Company and particulars of all the licences have been disclosed to the Purchaser.

                           The Company has at all times carried on its business in compliance with the terms and conditions of each licence and there are not facts or circumstances which indicate that any licence may be revoked, cancelled, suspended or not renewed. No licence is personal to ObjectShare.

                           The Company has obtained and maintained in force each registration under the Data Protection Act 1984 or notification under the Data Protection Act 1998 necessary or appropriate to carry on the business as at the date of this Deed.

                 6.1.11.14 Competition

                           The Company is not party to an agreement practice or arrangement particulars of which have or should have been submitted to the Director General of Fair Trading under the Restrictive Trade Practices Act 1976 or which have become non-notifiable agreements under that Act by virtue of the Competition Act 1998.

         6.1.12   PERSONNEL

                  6.1.12.1 set out in SCHEDULE 6.1.12.1(a) are:

                           (i) a list of all the employees of the Company including their age, seniority and present annual remuneration (including any right to bonus, benefits in kind, profit sharing and any departure or retirement indemnities) and, for persons having an employment contract for a definite period, the date of expiration of the contract;

                           (ii) a list of all pension benefits offered by the Company to any of its present or former employees or corporate officers all of which benefits are, save as mentioned in SCHEDULE 6.1.12.1(b), fully funded;

                           (iii) a list of temporary personnel, of outside collaborators, of sales representatives and any other persons who do not have the status of salaried employees but who regularly collaborate in the operations of the Company; and

                           (iv) a list of the collective bargaining and other collective agreements applicable to the personnel of the Company (including any agreement relating to bonuses, pensions, deferred remuneration, profit sharing or share option schemes);

                  6.1.12.2 the Company has satisfied, and continues to satisfy all of its material obligations pursuant to applicable employment law and the terms and contracts with employees and those engaged under contracts for services;

                  6.1.12.3 none of the employees or corporate officers of the
                           Company is entitled to any benefits that are unusual in the light of the prevailing industry standards in the place of employment of such employee or officer;

                  6.1.12.4 none of the employees of the Company has made it
                           known that he/she intends to terminate his/her employment agreement or is due to be paid any redundancy or termination or similar payments. There have been no wage or similar benefit increases agreed which have not been disclosed in writing to the Purchaser except as provided under SCHEDULE 6.1.12.4;

                  6.1.12.5 there have been no strikes, lock-outs, sit-ins or other industrial action at any of the premises of the Company during the ten months prior to the date hereof and ObjectShare has no knowledge of any such industrial action being threatened or pending.

                  6.1.12.6 there is no person who has accepted an offer of
                           employment made by the Company but whose employment has not yet started.

                  6.1.12.7 except as provided at SCHEDULE 6.1.12.7 or as
                           provided herein, there have been no changes to the remuneration or benefits of any kind payable or due to any employee and no changes have been proposed since the Balance Sheet Date or are due to be considered. All current and pending negotiations with the employees or any of them concerning such terms of employment have been disclosed in full to the Purchaser.

                  6.1.12.8 all contracts of employment with employees and all consultancy agreements to which the Company is party (including any contract for services with any individual) can be terminated by 3 months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

                  6.1.12.9 for the purposes of redundancy payments, no employee would be entitled to any amounts exceeding the basic statutory redundancy payment as calculated in terms of Section 162 of the Employment Rights Act 1996 or to include in the calculation of their continuous employment any employment by any other person for their employment by the Company.

                 6.1.12.10 Leaving the Company

                           Except as provided at SCHEDULE 6.1.12.10, none of the directors, officers or senior employees of the Company has ceased to be employed by the Company (other than through death or retirement at normal retirement age) during the 12 month period ending with the date of this Deed.

                           Except as provided at SCHEDULE 6.1.12.10 or as provided herein, none of the directors, officers or senior employees of the Company has given or received notice terminating his office and/or employment and no director, officer or employee will be entitled to treat his office and/or employment as terminated as a result of the provisions of this Deed nor are there any facts known to ObjectShare which clearly indicate that any directors, officers or senior employees intend or are likely to leave their office and/or employment other than through normal retirement within the 12 months following the Closing Date.

                 6.1.12.11 Commissions, Liabilities

                           There are no agreements, arrangements or schemes in operation by or in relation to the Company under which any of the employees is entitled to shares or a commission or remuneration of any kind calculated by reference in whole or in part to turnover profits or sales of the Company.

                           The Company's employees currently participate in Objectshare's stock option plans. The Company itself does not have in existence and is not proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors, officers or employees.

                           No gratuitous payment has been made to any employee by the Company in connection with the sale of the Shares. Except in respect of normal accruals of remuneration or emoluments of employment, no sum is payable to, or for the benefit of, any Employee and there is no legal or moral obligation or ex-gratia arrangements or practice to pay pensions, gratuities, super-annuation or allowances or any other benefit or sum.

                           Neither ObjectShare nor the Company has made any loan or advance to any Employee or any future or former director, officer or employee which is outstanding.

               6.1.12.11.1 Outstanding Amounts

                           No amounts due to, or in respect of any of the employees (including PAYE and National Insurance and Pension Contributions are in arrears or unpaid. None of the employees has any accrued rights to holiday pay or pay in lieu of holidays which have not been provided for in full in the Financial Statements or the Interim Financial Statements.

               6.1.12.12.1 Pension Warranties

                           Except under the ObjectShare (UK) Ltd Personal Pension Scheme (a Group Personal Pension Plan insured with Scottish Equitable Life Assurance Society) ("the Plan") the Company does not contribute to any arrangement nor as at the Closing Date may become liable to contribute to any arrangement for the payment of:

                           (i)      any relevant benefits within the meaning of
                                    Section 612 of the Taxes Act for or in
                                    respect of any Employee;

                           (ii) benefits of any kind payable to or in respect of any Employee on retirement, death, disability, sickness or other similar circumstances.

                           (iii) the Plan is either (1) an exempt approved scheme within the meaning of Section 592 of the Taxes Act or (2) capable of obtaining such approval from the date of its commencement, an application therefor having been submitted on time to the Board of Inland Revenue and has at all times complied in all respects with the requirements of all legislation and Inland Revenue practice relating to pensions and ObjectShare knows of no reason why exempt approval should be withdrawn or withheld.

                           (iv) two copies of the documents constituting and governing the Plan have been disclosed to the Purchaser together with two copies of all relevant explanatory booklets and announcements and other communications to employees relating to the Plan and the Plan is governed solely by such documents and there is no obligation under the Plan to or in respect of any employee other than under such documents.

                           (v) a copy of the most recent actuarial report relating to the Plan has been given to the Purchaser together with any subsequent written advice from the Scheme's actuary.

                           (vi) pending the Closing Date no new pension or life insurance arrangements will be entered into or established without the express written agreement of the Purchaser.

              6.1.12.12.2

                           (i) Except for the Plan the Company is not nor has it been a party to any agreement or arrangement for the payment of or contribution towards any pensions or similar benefits on retirement, death or disablement for the benefit of any employee or former employees (including directors) or for the benefit of dependants of any such employees or former employees nor has any proposal to establish any such agreement or arrangement been announced.

                           (ii) The provisions of the Plan are as set out in the leaflet prepared by Bruce & Partners Harpenden and as disclosed to the Purchaser ("the Booklet").

                           (iii) An accurate list of all employees who contribute to the Plan has been disclosed to the Purchaser. That list shows whether the employee is contributing on Basis 1 or Basis 2 as set out in the Booklet.

                           (iv) All contributions due to the Plan have been paid by the Company and no Employee is entitled to contributions in excess of Basis 1 or Basis 2. The Plan is an approved plan for the purposes of section 630 of the Income and Corporation Taxes Act 1988.

                           (v) All lump sum death in service benefits (other than a refund of contributions, if appropriate) payable under the Plan on the death of a member while in service are fully covered by an insurance policy issued by Scottish Equitable. All premiums due under that insurance policy have been paid (and are deducted from the Company's normal contributions to the Plan). The only employees covered for lump sum death in service benefits are those employees who contribute to the Plan.

                           (vi) All of the assets of the Plan are invested with Scottish Equitable who also deal with benefit administration.

                           (vii) The benefits under the Company's Permanent Health Insurance Scheme ("PHI Scheme") are fully covered by an insurance policy and all premiums due under that insurance policy have been paid. No employee of the Company is in receipt of any benefit under the PHI Scheme.

         6.1.13   INSURANCE

                  6.1.13.1 set out in SCHEDULE 6.1.13.1 is a complete list of all material policies of insurance relating to the business activities of the Company and all the assets owned, leased or used by it are, to the knowledge of ObjectShare, adequately and validly insured with reputable companies and the terms of the policies are such as would be acceptable to a prudent entrepreneur carrying on a similar business with similar assets. Brief details of the policies are set out in Schedule;

                  6.1.13.2 the Company has fulfilled all of its obligations
                           pursuant to the insurance policies, in particular with respect to the declarations of risks and claims and the payment of premiums relating to such policies. As at the date hereof the Company has not received or given any notice of termination or non-renewal or received any notice from any of the relevant insurance companies of their intention substantially to increase the premiums due, or to raise the franchises or to reduce the cover provided.

         6.1.14   PRODUCT LIABILITY

                  ObjectShare declares that the Company has incurred no liability regarding product liability issues.

         6.1.15   ENVIRONMENT

                  ObjectShare declares that the Company has incurred no liability regarding environmental issues.

         6.1.16   LITIGATION

                  6.1.16.1 save for the cases brief details of which are fairly disclosed in SCHEDULE 6.1.16.1, there is no current, to ObjectShare's knowledge threatened or pending litigation, arbitration, claim, judgement, award or similar order, administrative proceeding, administrative or tax investigation or any other action or proceeding pending, subsisting or contemplated whether as plaintiff or defendant in relation to the Company and ObjectShare is unaware of any facts or circumstances which might give rise to any such action or proceeding. The provisions shown in the Financial Statements are sufficient to cover any material liability (including legal fees and other expenses) in relation to such actions.

         6.1.17   ABSENCE OF CHANGES

                  6.1.17.1 since the date of the Interim Financial Statements and pending the Closing Date there has not been and will not be in relation to the Company:

                           (i) any material adverse change in the financial position, the assets, liabilities, business or operations (and the Company has since the date of the Interim Financial Statements carried on business in the ordinary course and in the same manner as in the past as a going concern);

                           (ii)     any modification in the capital of the
                                    Company;

                           (iii) save with the prior written consent of Valtech U.K., any declaration or payment of any dividend or any other distribution of profits or reserves;

                           (iv) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or financial position of the Company;

                           (v) any purchase or sale of securities by the Company, no issue by it of shares or other securities, rights or options to purchase or subscribe shares in the Company or which are capable of granting the right to acquire or subscribe securities which represent a share in the capital of the Company;

                           (vi) any loan incurred, granted, promised or secured by the Company in excess of Pound Sterling 10,000;

                           (vii) the assumption of an obligation or liability other than current obligations or liabilities incurred in the normal course of business;

                           (viii) except as disclosed on SCHEDULE 6.1.17.1, any termination, waiver, amendment of, or default in relation to, any contract, undertaking or arrangement (including in relation to any of the employees) other than in the normal course of business;

                           (ix) except as disclosed on SCHEDULE 6.1.17.1, any increase or promised increase in the remuneration of employees, agents, sales representatives or corporate officers or in any of their benefits;

                           (x) except as disclosed on SCHEDULE 6.1.17.1, any sale, purchase, lease or transfer of any tangible or intangible assets other than items of stock in the normal course of business, nor any cancellation or waiver of any receivables;

                           (xi) any guarantee, surety or letter of comfort in respect of the obligations of third parties;

                           (xii) any lien, security interest, pledge, mortgage, easement, or other charge granted over any tangible or intangible assets;

                           (xiii) any social disturbance, conflict, strike, lock-out, sit-in or similar event.

         6.1.18   LISTS

                  6.1.18.1 set out in SCHEDULE 6.1.18.1 are lists showing in relation to the Company:

                           (i) the name and address of each person who has received general or special powers of attorney or who is authorized to bind the Company;

                           (ii) all real estate, land, facilities or other property owned, rented, leased or otherwise occupied;

                           (iii) banks and bank accounts and credit lines showing (a) the names of people with power of signature, (b) the amount of each credit line and the level of utilization and any long, medium or short term credit or any other financing agreement, and (c) the amount of any borrowing guaranteed by the Company or any third party;

                           (iv) all guarantees, sureties or endorsements granted in favor of third parties;

                           (v) the name of each corporate officer and of the gross annual remuneration (including all benefits) of each of them;

                           (vi) all material agency, license, distribution or representation agreements;

                           (vii) all grants, subsidies or other public benefits which the Company is under a contingent liability to repay;

                           (viii)   existing material customers and suppliers.


         6.1.19   YEAR 2000 COMPLIANCE UNDERTAKING

                  6.1.19.1 The information system of the Company, including, among others, management tools, finance tools, quality tools, logistics tools, maintenance tools, data interchange tools, research and development tools, software development tools, personnel management tools, is Year 2000 Compliant, or will be Year 2000 Compliant at the Closing Date.

                  6.1.19.2 to the knowledge of ObjectShare, the Year 2000 date change will not generate any logistical security problem (including, among others, elevators, alarm systems, automated access control systems), inside the Company's sites.

                  6.1.19.3 to the knowledge of ObjectShare, the Company will not suffer any disruption in its activities or damage to any of its assets or incur any liability in connection with such passage.

                  6.1.19.4 Since 1998, the Company has taken all required
                           measures to provide its clients with Year 2000 Compliant products and services.

                  6.1.19.5 In case of any likelihood of injury or damage due to products or services commercialized by the Company, the Company has taken all required measures in order to prevent any injury or damage.

         6.1.20   GENERAL

                  6.1.20.1 all the information contained in this Deed including the recitals and the SCHEDULES hereto is complete and accurate in all material respects;

                  6.1.20.2 there is no existing fact or event known to
                           ObjectShare which is likely to have an adverse effect on the assets, business or activities of the Company or which could reasonably be expected to adversely affect the willingness of Valtech U.K. to purchase the Shares upon the terms of this Deed which has not been disclosed to Valtech U.K. by or on behalf of ObjectShare in writing;

                  6.1.20.3 for the purposes of Article 6 ObjectShare shall be deemed to have knowledge of a fact or event if any of the directors or corporate officers of the Company had, or would, having made reasonable inquiry, have had, knowledge of it.

         6.1.21   AUTHORITY RELATIVE TO THIS DEED

                  6.1.21.1 the execution and performance of this Deed by
                           ObjectShare do not and will not conflict with or result in any violation or breach of, or any default under, any law or any obligation of ObjectShare or any other agreement to which it is a party, nor is there any litigation current or pending involving ObjectShare which could prevent or hinder the execution and performance of this Deed;

                  6.1.21.2 ObjectShare has full corporate power, authority and right to enter into this Deed and to consummate the transaction contemplated hereby. The board of directors of ObjectShare have taken all necessary corporate action duly to authorize the execution and performance of this Deed.

6.2 ObjectShare recognizes and accepts that Valtech U.K. has entered into this Deed inter alia in reliance on the Warranties. The liability of ObjectShare in relation to the Warranties shall be in no way limited should it be established that Valtech U.K. was aware of the inaccuracy of one or more of the Representations and Warranties either at the date hereof or at the Closing Date.

6.3 ObjectShare further acknowledges it has also given the Warranties as representations with the intention of inducing Valtech UK to enter into this Deed and that Valtech has been induced to enter into this Deed on the basis of and in full reliance upon them.

6.4 Each of the Warranties shall be construed as a separate and independent warranty and representation such that Valtech UK shall have a separate claim and right of action for every breach of each such warranty and representation.

6.5 None of the information supplied by or on behalf of the Company or its advisers or agents to Objectshare or its agents and advisers in connection with this Deed constitutes a representation or warranty of its accuracy by the Company to ObjectShare and ObjectShare waives each and every claim against the Company and each director, officer or employee which it might otherwise have in respect of such information.

6.6      AUTHORITY RELATIVE TO THIS DEED

         The Purchaser has full corporate power, authority and right to enter into this Deed and to consummate the transaction contemplated hereby. The board of directors and shareholders of the Purchaser have taken all necessary corporate action duly to authorize the execution and performance of this Deed.

7. INDEMNIFICATION

7.1 Without prejudice to any other rights Valtech U.K. may have, ObjectShare undertakes to indemnify Valtech U.K. and /or the Company for all losses, costs, damages, fees and expenses (hereinafter "Damage") incurred or suffered by Valtech U.K. and/or the Company which arise from:

         7.1.1 any failure of ObjectShare to fulfil its obligations hereunder;

         7.1.2    any breach of any Warranties;

         7.1.3 any material adverse change in the stockholders/shareholders equity of the Company and the German Company on a consolidated basis as at the date of the Interim Financial Statements as compared with such stockholders/shareholders equity at the Closing Date.

7.2 Save for claims in respect of Warranties in relation to fiscal, parafiscal or social security matters which may be made up to the expiry of the six years from the date hereof, and for claims in respect of Year 2000 compliance (article 6.1.19 ) which may be made up to three years following the Closing Date, any claim for indemnification pursuant to Article 7.1 must be made not later than three years following the Closing Date by notice in writing to ObjectShare in accordance with Article 13 hereof. Such notice shall give brief details of the relevant facts and, so far as practicable, an estimate of the Damage. Indemnification shall be due if notice of the relevant facts is given within the relevant period even if the quantification of the Damage does not take place until after the expiration of such period.

7.3 In the event that any Damage results from a demand or claim made by a third party Valtech U.K. shall notify ObjectShare and ObjectShare, or its counsel, shall have access to all relevant books and other documents of the Company concerning such a demand or claim, and these shall be made available at the registered office of the Company or any other place mutually agreed upon, subject to reasonable notice, and for a reasonable period. ObjectShare shall have the right, at its own expense, to join in the defense or the conclusion, by way of settlement or amicable agreement of any such demand or claim. However, Valtech U.K. shall, after prior consultation with with ObjectShare, have an absolute discretion as to whether and, if so, on what terms, to settle any such demand or claim.

7.4 All payments due under this Article 7 shall be made within one month from the date on which notice of the Damage is given by Valtech U.K. to ObjectShare or, if later, from the date on which the Damage is quantified.

 7.5 The total cumulative liability of ObjectShare for any and all Damage suffered by Valtech UK and/or the Company together with any Damage (as defined in the German Contract) shall be limited to $ 1,150,000.

8. NON-COMPETITION

         ObjectShare undertakes with the Purchaser (for itself and as trustee for the Company) that, for a period of one year from the Closing Date, it shall not, without the prior written consent of Valtech U.K., directly or indirectly, in any form whatsoever through any person controlling, controlled by or under common control with ObjectShare, alone or in association with any other person, firm, corporation, partnership or other business organization, in the Territory, except as expressly provided for herein:

8.1 engage in, or own or acquire any interest in (except as the owner for investment of securities dealt on a recognized stock exchange which does not exceed 5% in nominal value of the securities of that class) or create any business which is engaged in the consulting and training services related to Small-talk software as conducted by the Company or its/their successor in interest (herein the "Competitive Business");

8.2 in any way, directly or indirectly, for the purpose of conducting, engaging in any Competitive Business, (i) call upon, solicit, advise or otherwise do, or attempt to do, business relating to the Competitive Business with any former customers of the Company existing at, or one year prior to, the Closing Date or (ii) take away or interfere or attempt to interfere with any former customer existing at, or one year prior to, the Closing Date, trade, business or patronage of the Company relating to the Competitive Business;

8.3 Do or say anything which is likely or intended to damage the goodwill or reputation of the Company or which is intended to cause any person to cease to do business with the Company on substantially equivalent terms to those previously offered or lead any person not to engage in business with the Company;

8.4 In any way hold itself out or permit itself to be held out as being interested in, or in any way connected with, the Company;

8.5 ObjectShare undertakes not to use, develop or exploit in any manner whatsoever, directly or indirectly, any of the Company's proprietary technology, software, or know-how in the Territory with respect to Small-talk software;

8.6 ObjectShare undertakes not to use for any purpose or disclose to a third party a list of clients or any other confidential information relating to the activity, business, asset, clients, of the Company with respect to Small-talk software;

8.7 The non-competition undertaking defined in this Article 8 may be set aside by obtaining Valtech U.K.'s prior written consent.

8.8 ObjectShare acknowledges that the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the goodwill and confidential information of the business of the Company and the value of the Shares.

8.9 ObjectShare undertakes with Valtech U.K. (for itself and as trustee for the Company) that it will not for the period of 12 months from the Closing Date solicit or endeavor to entice away, offer employment to, or offer any contract for services to, any person who was a director or employee of the Company at the date of this Deed with a view to the specific knowledge or skills of such person being used by, or for the benefit of, any person carrying on business in competition with the business carried on by the Company.

9. SPECIFIC REPRESENTATIONS

9.1 TERMINATION OF CERTAIN FINANCIAL OBLIGATIONS

         9.1.1 ObjectShare unconditionally and irrevocably agrees with and undertakes to the Purchaser (acting for itself and as trustee for the Company and the German Company) that as of the
                  Closing:

                  (i) the Company and the German Company shall be hereby released and discharged from (or agrees to procure the release and discharge of); and

                  ii) ObjectShare hereby waives (or agrees to procure the waiver of) all rights against the Company and the German Company arising from or in relation to;

                  each liability, obligation and undertaking of any nature whatsoever (whether actual or contingent) which the Company and/or the German Company owe(s) or has or have before or at the Closing Date toan ObjectShare Group Company and successors thereto

                  Without in any way affecting the foregoing, ObjectShare agrees to pay the Purchaser (acting for itself and as trustee for the Company and the German Company) on demand an amount equal to the amount of any Damage suffered or incurred by the Company and/or the German Company with effect from or after the Closing Date because of or in relation to a liability, obligation or undertaking of any nature whatsoever (whether actual or contingent) which the Company or the German Company owes or has before or at the Closing Date to an ObjectShare Group Company and/or successors thereto.

         9.1.2 ObjectShare hereby agrees to indemnify the Purchaser (acting for itself and as trustee for the Company) against claims brought by Cincom Systems, Inc. or any other third party in relation to, or as a consequence of, the agreement dated 27 August 1999 between ObjectShare Inc. and Cincom Systems, including losses, costs, fees and expenses reasonably incurred by ObjectShare UK and/or the Company related thereto.

                  It is agreed between the Parties that for such claims:

                  (i) ObjectShare shall have an absolute discretion as to whether and, if so, on what terms to settle any such claim, in so far as it is in the interest of the Company;

                  (ii) Valtech U.K. and/or the Company shall be held harmless in this respect and consequently the duration and cap provisions of Article 7 shall not be applicable in this case.

9.3      OBJECTSHARE WARRANTS THAT:

         (i) the following amounts have been provisioned on October 31, 1999 by the Company and these provisions are full and adequate provisions for these items:

                  - Pound Sterling 60,000 regarding the lease to which the Company is a party as lessee and the undertaking to redecorate the premises on termination of said lease

                  - Pound Sterling 6,000 regarding Mr. Russell Prince Right, former managing director of the Company in respect of a lease-car agreement,

         (ii) Mr. Robert Buick, hired as a consultant by the Company, shall continue in such consultancy capacity to the extent both the Company and Mr. Buick are agreeable to the same. ObjectShare shall deliver to Valtech U.K., on the Closing Date at the latest, a certificate providing for such specific representation.

9.4 This Deed shall be binding upon and inure to the benefit of and shall be enforceable by ObjectShare and Valtech U.K. and their respective successors or assignee.

10. ASSIGNMENT

10.1 This Deed is personal to the Parties and cannot be assigned by any of them save that (i) Valtech U.K. may assign its rights hereunder to an Associated Company for which purpose the term "Associated Company" shall mean any company which, directly or indirectly, controls or is controlled by or is under the same Control as Valtech U.K. and the term "Control" shall mean the ability to exercise or to procure the exercise, directly or indirectly, of at least 50 percent of the voting shares of a company; and (ii) Valtech U.K. (or such Associated Company) may freely assign its rights pursuant to Article 7 hereof to any person(s) or corporation(s) to whom the Shares may be transferred following the Closing Date. Notwithstanding the foregoing, ObjectShare may, without the prior consent of Purchaser, assign its rights and obligations hereunder to the surviving corporation in a merger or consolidation to which it is a party or to any person that acquires all or substantially all of its capital stock or assets.

         ObjectShare may only transfer its obligations hereunder if the party to whom the obligations are proposed to be transferred is an entity (or entities) which by contract or operation of law assumes (or assume) ObjectShare's obligations under and in connection with this Deed as if originally party to such documents in place of ObjectShare. Valtech U.K. shall attorn to any assignee as envisaged under this Article 10.

11. EXPENSES

11.1 Each of the Parties, the Company excluded, shall bear all the costs and expenses incurred by it in connection with this Deed and its execution including, but not limited to, the fees and disbursements of any counsel, independent accountant or any other person whose services may have been used by the said Party in relation hereto. However, any fees or costs associated with any routine accountancy performed on behalf of the Company but not in connection with this Deed and its execution shall remain with the Company.

12. CONFIDENTIALITY

12.1 The Parties undertake to hold in confidence and not to disclose to third parties (except to their professional advisors and, in the case of Valtech U.K., to any of its Associated Companies without the prior written consent of the other, the terms and conditions of the transaction contemplated hereby.

12.2 All announcements by or on behalf of the Parties hereto relating to the transaction contemplated hereby shall be in terms agreed by the Parties.

         Save that Valtech S.A., parent company of Valtech U.K., and ObjectShare shall be entitled to make such announcement as it respectively thinks fit to comply with (i) the regulations of the Paris Stock Exchange on which Valtech S.A. is listed and (ii) the NASDAQ regulations in the case of ObjectShare. However the Parties agree that in this case they shall consult with each other prior to making any such release with respect to the contents of this Deed or the transactions contemplated thereby.

12.3 If for any reason the transaction contemplated hereby is not completed, the obligations of the Parties pursuant to this Article 12 will remain in force until [November19, 2000].

13. NOTICES

13.1 Any notice required to be given hereunder shall be validly given if sent by registered letter (with return receipt requested) or by fax, confirmed by such registered letter, or by hand delivery against written acknowledgement of receipt to the following addresses or to such other address as may have been communicated by either of the Parties to the other in accordance herewith:

                                    for notices to ObjectShare:
                                    ---------------------------
                                    ObjectShare, Inc.
                                    16811 Hale Avenue, Ste. A
                                    Irvine, California 92606 USA

                                    To the attention of the Chief Executive
                                    Officer, Fax: (949) 253-3724

                                    Cc: Paul Hastings Janofsky & Walker LLP
                                    695 Town Center Drive, 17th Floor
                                    Costa Mesa, California 92626 USA
                                    To the attention of William J. Simpson
                                    Fax:  (714) 979-1921


                                    for notices to Valtech U.K.:
                                    ----------------------------
                                    Valtech (U.K.) Limited
                                    279 Tottenham Court Road
                                    London W1P6AA
                                    to the attention of the Directors/managing
                                    Director
                                    Fax:    ______________

                                    cc: Valtech S.A.
                                    To the attention of Jean-Yves Hardy,
                                    Chief Executive Officer
                                    Fax: 33 1 41 88 23 01

                                    cc: Archibald Andersen,
                                    Attn.: Mr. Mark Richardson and
                                    Ms. Celine Maironi-Persin
                                    Fax: 33 1 55 61 14 14

    Notices shall be effective as of the date of receipt.

14. PROPER LAW AND JURISDICTION

14.1 This Deed shall be governed by and construed in accordance with the laws of England and Wales.

14.2 Valtech UK and ObjectShare irrevocably agree that the Courts of England shall have jurisdiction in relation to any matters arising out, or in connection with, this Deed and, for those purposes, hereby irrevocably submit to the exclusive jurisdiction of those Courts.

15. WAIVERS

15.1 The failure by any Party hereto promptly to avail itself in whole or in part of any right, power or privilege to which such Party is entitled pursuant to the terms of this Deed shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any Party hereto of any such right, power or privilege must be in writing and notified to the other Party as provided herein.

16. HEADINGS

16.1 The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended to in any way define, limit or describe the scope or intent of the Articles which they precede.

17. WHOLE DEED

17.1 This Deed together with the documents referred to in it or executed at the Closing Date constitutes the entirety of the agreement between the Parties with regard to the subject matter hereof and supersedes any previous agreement or agreements whether verbal or written with regard thereto; provided, however, that any, scheduled exception to a specific article in this Deed shall apply only to that specific article and no other article herein unless expressly provided for therein.

18. INVALIDITY

18.1 If any provision of this Deed is held to be illegal or unenforceable, the illegality or unenforceability of that provision will not affect the enforceability of any other provision of this Deed.

19. TIME OF THE ESSENCE

19.1 Time is of the essence of this Deed both as regards any time, date or period specified in this Deed and as regards any time date or period which may be substituted for them in accordance with this Deed or by agreement in writing between ObjectShare and the Purchaser.

20. FURTHER ASSURANCE

20.1 At all times ObjectShare shall (at its own cost and expense) do or procure to be done all acts and things and/or execute or procure the execution of all documents required of it by the Purchaser to vest in the Purchaser (or as it directs) the Shares, and to give the Purchaser the full benefit of the provisions of this Deed.

20.2 At all times ObjectShare shall (at its own cost and expense) provide or procure to be provided to the Purchaser all such information relating to the business and affairs of the Company as it or any other member of ObjectShare's Group may have in its possession or under its control as the Purchaser shall from time to time reasonably require and, for this purpose, shall give the Purchaser and its representatives, agents and advisers full access to, and permit them to copy, all such information.

21. COUNTERPARTS

21.1 This Deed may be entered into in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed and delivered at least one counterpart. Each counterpart, when executed and delivered, shall constitute an original, but all counterparts shall together constitute one and the same instrument.

22. APPLICABILITY

22.1 In case of discrepancy between this Deed and its Schedules, the Deed shall prevail.

Executed as a deed by or on behalf of the Parties on the date which first appears in this Deed.

Executed as a Deed
(but not delivered until dated)          Valtech Limited
by Valtech Limited acting by:

                                         /s/
                                         ---------------------------------------
                                         Director


                                         /s/
                                         ---------------------------------------
                                         Director/Secretary


Executed as a Deed
(but not delivered until dated)          ObjectShare, Inc.
by ObjectShare, Inc.

                                         /s/
                                         ---------------------------------------



                                         ---------------------------------------